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                                 EXHIBIT (5)(c)

                    SUB-INVESTMENT ADVISORY AGREEMENT BETWEEN
                  BANC ONE INVESTMENT ADVISORS CORPORATION AND
                   INDEPENDENCE INTERNATIONAL ASSOCIATES, INC.


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                       SUB-INVESTMENT ADVISORY AGREEMENT


         AGREEMENT made as of October 1, 1996 by and between BANC ONE INVESTMENT ADVISORS CORPORATION, a national banking association with its principal office in Westerville, Ohio (hereinafter called the "Investment Adviser") and INDEPENDENCE INTERNATIONAL ASSOCIATES, INC., an investment adviser with its principal office in Boston, Massachusetts (hereinafter called the "Sub-Adviser").

         WHEREAS, the Investment Adviser serves as the Investment Adviser to The One Group International Equity Index Fund (the "Fund") of The One Group (the "Trust"), a Massachusetts business trust and an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Investment Adviser has entered into an investment sub-advisory contract with the Sub-Adviser dated January 11, 1993, as amended by an amendment dated February 11, 1993, under which the Sub-Adviser provides investment sub-advisory services to the Fund (such investment sub-advisory contract being hereinafter referred to as the "Existing Contract");

         WHEREAS, the Board of Trustees of the Trust (the "Board") has been advised that the Sub-Adviser and the holders of all of the outstanding voting securities of the Sub-Adviser have negotiated the sale of all or a controlling block of the Sub-Adviser's outstanding voting securities to Independence Investment Associates, Inc. ("IIA");

         WHEREAS, Section 2(a)(4) of the 1940 Act provides that the transfer of all or a controlling block of the outstanding voting securities of the Sub-Adviser to IIA would constitute an assignment of the Existing Contract, and, as required by Section 15(a)(4) of the 1940 Act, the Existing Contract provides for the automatic termination of such Existing Contract in the event of its assignment; and

         WHEREAS, following the termination of the Existing Contract, the Investment Adviser desires to continue to retain the Sub-Adviser to furnish investment advisory services and related services to it with regard to the Fund and the Sub-Adviser is willing and believes it possesses legal authority to make available such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

         1. Retention. The Investment Adviser hereby retains the Sub-Adviser to provide certain sub-investment advisory services herein set forth to it with regard to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such retention and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Investment Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

                  (a) the Trust's Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on May 23, 1985, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");


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                  (b)      the Trust's Code of Regulations and amendments
         thereto;

                  (c) resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

                  (d) the Trust's original Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") on February 20, 1985 and all amendments thereto;

                  (e) the Trust's current Registration Statement on Form N-lA under the Securities Act of 1933, as amended ("1933 Act") and under the 1940 Act as filed with the Securities and Exchange Commission and all amendments thereto; and

                  (f) the Trust's most recent prospectus and Statement of Additional Information relating to the Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus").

             The Investment Adviser will promptly furnish the Sub-Adviser with copies of all amendments of or supplements to the foregoing documents.

         3. Management. Subject always to the instructions and supervision of the Investment Adviser, the Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund and will place all purchase and sale orders on behalf of the Trust with respect to the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Trust's Board of Trustees. The Sub-Adviser further agrees that it:

                  (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

                  (b) will comply in all material respects with all applicable Rules and Regulations of the Securities and Exchange Commission and in addition will conduct its activities under this Agreement in accordance with any applicable regulations pertaining to the investment advisory activities of the Sub-Adviser;

                  (c) will not make loans to any person to purchase or carry units of beneficial interest ("Shares") in the Fund or make loans to the Trust;

                  (d) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will


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         portfolio securities be purchased from or sold to The One Group
         Services Company, the Investment Adviser, the Sub-Adviser or any affiliated person of either the Trust, The One Group Services Company, the Investment Adviser, or the Sub-Adviser;

                  (e) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust; and

                  (f) will maintain its policy and practice of conducting its fiduciary functions independently. In making investment recommendations for the Fund, the Sub-Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund's account are customers of the Investment Adviser, the Sub-Adviser or the parents or subsidiaries or affiliates of the Investment Adviser or Sub-Adviser. In dealing with such customers, the Sub-Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust.

         4. Services Not Exclusive. The investment advisory services furnished by the Sub-Adviser hereunder are not to be deemed exclusive. Except to the extent necessary to perform the Sub-Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any subsidiary or affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

         5. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Trust. The Trust and the Investment Adviser will be responsible for all of their respective expenses and liabilities.

         7. Compensation. (a) For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month at one-twelfth of the applicable annual rate, determined as follows:

         (1) For the period from the date hereof until the date on which this Agreement is approved by the vote of a majority of the outstanding voting securities of the Fund (the "Approval Date"):


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
         Assets                                  Annual Fee
         ------                                  ----------
         First $10 million                         .25%
         Next $15 million                          .20%
         Next $25 million                         .175%
         Next $50 million                          .10%
         Next $400 million                        .025%
         Over $500 million                         .02%

         (2) From and after the Approval Date:

         Assets                                  Annual Fee
         ------                                  ----------
         First $10 million                        .275%
         Next $15 million                         .225%
         Next $25 million                         .195%
         Next $50 million                         .125%
         Over $100 million                         .06%

As used in this Section 7, "Assets" means the market value of assets in the Fund at the end of each month. "Annual Fee" is expressed as a percentage of the Fund's average daily net assets.

         (b) In addition, for the period from the date hereof until the Approval Date, if the Sub-Adviser is utilized to perform its obligations under the Sub-Advisory Agreement with respect to the investment of assets of the Fund in issuers domiciled in countries classified by the Sub-Adviser as "emerging international markets," the Investment Adviser shall pay to the Sub-Adviser a fee at the annual rate of $10,000, computed daily and paid monthly in arrears on the first business day of each month at one-twelfth of such annual rate.

         (c) That portion of the fees payable to the Sub-Adviser pursuant to paragraph (a)(1) and (b) of this Section 7 will be maintained in an interest-bearing escrow account, and amounts in such account (including interest earned on such amounts) will be paid (1) to the Sub-Adviser only upon the Approval Date, or (2) in the absence of such approval prior to the earlier of
(x) the date which is 120 days after the date hereof and (y) March 1, 1997 (such earlier date being referred to herein as the "Expiration Date"), to the Fund.

         (d) If the fee payable to the Sub-Adviser pursuant to this Section 7 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated accordingly to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of the Trust's net assets shall be computed in the manner specified in the Prospectus and the Trust's Declaration of Trust for the computation of the value of the Trust's net assets in connection with the determination of the net asset value of the Trust's shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

         8. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or fact or for any loss suffered by the Trust or the Investment Adviser in


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connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         9. Duration and Termination. This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until September 30, 1998.

         Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months each ending on September 30 of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of the Trust, the Sub-Adviser, or the Investment Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty days' written notice, without the payment of any penalty, by the Trust (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), by the Investment Adviser or by the Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

         10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the Commonwealth of Massachusetts.

         The names "The One Group" and "Trustees of The One Group" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The One Group" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                    BANC ONE INVESTMENT ADVISORS CORPORATION


                                    By:  Mark A. Beeson
                                        ----------------------------------

                                    Title:  Senior Vice President & Chief
                                           -------------------------------
                                    Financial Officer
                                    -----------------

                                    INDEPENDENCE INTERNATIONAL ASSOCIATES, INC.


                                    By:  Lyle Davis
                                        ----------------------------------

Seal                                Title:  President
                                          --------------------------------



The One Group hereby acknowledges and
agrees to the provisions of paragraph 3(e) of this Agreement.

THE ONE GROUP


By:  Mark A. Dillon
    ---------------------------
Title:  President
       ------------------------


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